Exhibit 99.1

Cassava Sciences Appoints

Three New Members to its Board of Directors

Dr. Nicaise, Mr. Gravier and Mr. Anderson have years of experience in drug development, healthcare M&A and working with the U.S. Government.

AUSTIN, Texas – December 7, 2023 – Cassava Sciences, Inc. (Nasdaq: SAVA), a clinical-stage biotechnology company focused on Alzheimer’s disease, today announced the appointment of three new members to its Board of Directors, effective immediately.

Claude Nicaise, MD – Dr. Nicaise has held clinical/regulatory leadership roles that have resulted in 14 new drug approvals in various diseases areas, including neuroscience. Dr. Nicaise was a Senior Vice President of Strategic Development and Global Regulatory Affairs at Alexion Pharmaceuticals from 2008 to 2014. From 1983 to 2008, Dr. Nicaise served in various positions of increasing responsibility at Bristol-Myers Squibb, including senior positions such as Vice President of Global Development and Vice-President of Worldwide Regulatory Science and Strategy.

Pierre Gravier, MS – In July 2023, Mr. Gravier was appointed Chief Financial Officer of PTC Therapeutics, Inc., a publicly traded biotechnology company. Mr. Gravier was previously Managing Director in the healthcare group of Perella Weinberg Partners, a leading global independent advisory firm that provides strategic, financial, and tactical advice in connection with executing mergers, acquisitions and other corporate strategies.

Robert Anderson, Jr – Mr. Anderson has decades of operational experience in cybersecurity, counterintelligence, economic espionage and critical incident response and management. Mr. Anderson previously led more than 20,000 FBI employees as the bureau’s Executive Assistant Director of the Criminal, Cyber, Response and Services Branch— the No. 3 position in the organization. Mr. Anderson is currently Chairman of the Board and President of Cyber Defense Labs, an advisory firm focused on cybersecurity.

“We are fortunate to have these talented individuals join Cassava Sciences’ Board of Directors,” said Remi Barbier, Chairman of the Board, President & CEO. “They are highly respected, astute leaders in their field. Their collective expertise in drug development, M&A, cybersecurity and dealing with large, complex governmental agencies will benefit Cassava Sciences and add a balance of experience and perspectives to the Board.”

About Cassava Sciences, Inc.

Cassava Sciences is a clinical-stage biotechnology company based in Austin, Texas. Our mission is to detect and treat neurodegenerative diseases, such as Alzheimer’s disease. Our novel science is based on stabilizing—but not removing—a critical protein in the brain. Simufilam, our lead product candidate, is in clinical testing in a pair of Phase 3 clinical trials in patients with mild-to-moderate Alzheimer’s disease dementia. Our product candidates have not been approved by any regulatory authority, and their safety, efficacy or other desirable attributes have not been established.

For more information, please visit: https://www.CassavaSciences.com

For More Information Contact:

Eric Schoen, Chief Financial Officer

(512) 501-2450

ESchoen@CassavaSciences.com

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